Exhibit 99.1

Zentalis Pharmaceuticals Reports Second Quarter 2022 Financial Results and Operational Update

Strengthened leadership team with the appointment of additional industry veterans, including CEO Dr. Kimberly Blackwell and Chairman Dave Johnson

Received a $25 million equity investment from Pfizer, with plans to jointly advance and expand clinical development of ZN-c3; added Pfizer’s Dr. Adam Schayowitz to its Scientific Advisory Board
Raised approximately $200.2 million in gross proceeds from recent follow-on offering, extending cash runway into 2025

NEW YORK and SAN DIEGO—August 9, 2022— Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company focused on discovering and developing clinically differentiated small molecule therapeutics targeting fundamental biological pathways of cancers, today announced financial results for the second quarter ended June 30, 2022 and highlighted recent corporate accomplishments.
“We remain steadfast in our commitment to accelerate the clinical development of our lead candidates, ZN-c3 and ZN-d5, and we took many important steps this quarter – including continuing to strengthen our leadership team and cash position – to help reach this goal,” commented Dr. Kimberly Blackwell, Chief Executive Officer of Zentalis. “To that end, we are excited to receive financial and strategic support from Pfizer, whose commitment will help us to realize the full potential of ZN-c3, a selective Wee1 inhibitor designed to induce synthetic lethality in cancer cells. We look forward to sharing updates on our ongoing and planned trials later this year.”
Program Highlights:
•The Company is focusing its resources on investigating the full potential of its lead clinical candidates ZN-c3, its Wee1 inhibitor, and ZN-d5, its BCL-2 inhibitor, as monotherapies and in combination across a wide range of cancers. Therefore, Zentalis will discontinue the clinical development of ZN-c5, its oral SERD, and ZN-e4, its EGFR inhibitor, following completion of its existing clinical trials, which are closed to accrual, in these two programs.

Exhibit 99.1
•In April 2022, Zentalis presented five abstracts at the American Association of Cancer Research (AACR) Annual Meeting and held a webcast event with Key Opinion Leader, Dr. Kathleen Moore, to further discuss the clinical and preclinical data presented at the conference, with additional details available here.
Corporate Highlights:
•In April 2022, Zentalis sold 953,834 of its common shares at a price of $26.21 per share to Pfizer for gross proceeds of approximately $25.0 million. Zentalis and Pfizer plan to jointly advance the clinical development of ZN-c3. In addition, Dr. Adam Schayowitz, Vice President & Medicine Team Group Lead for Breast Cancer, Colorectal Cancer and Melanoma, Pfizer, joined Zentalis’ Scientific Advisory Board.
•In May 2022, the Company closed an underwritten public offering of 10,330,000 shares of its common stock at a public offering price of $19.38 per share. The total gross proceeds were approximately $200.2 million.
•In May 2022, the Company appointed Kimberly Blackwell, M.D., an oncology clinical development veteran, as Chief Executive Officer. Dr. Blackwell has been a member of Zentalis’ Board since 2020 and previously served as Chief Medical Officer of Tempus Labs. Before that, she held clinical development leadership roles at Eli Lilly and Company. Additionally, Board member Dave Johnson was appointed Chairman and Cam Gallagher, MBA, a cofounder of Zentalis, was promoted to President and will remain a Board member.
•In July 2022, Zentalis announced the appointment of Andrea Paul, J.D., as General Counsel and Corporate Secretary.

Second Quarter 2022 Financial Results
•Cash and Marketable Securities Position: As of June 30, 2022, Zentalis had cash, cash equivalents and marketable securities of $455.2 million. The Company believes that its existing cash, cash equivalents and marketable securities as of June 30, 2022 will be sufficient to fund its operating expenses and capital expenditure requirements into the first quarter of 2025.

Exhibit 99.1
•Research and Development Expenses: Research and development expenses for the three months ended June 30, 2022 were $43.8 million, compared to $44.8 million for the three months ended June 30, 2021. The decrease was primarily due to licensing milestones and manufacturing expenditures incurred during the three months ended June 30, 2021, which did not recur during the comparable period in 2022.
•General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2022 were $19.6 million, compared to $10.4 million during the three months ended June 30, 2021. The increase in expenses was primarily attributable to an increase in non-recurring, non-cash stock-based compensation and other cash compensation.
About Zentalis Pharmaceuticals
Zentalis Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on discovering and developing small molecule therapeutics targeting fundamental biological pathways of cancers. The Company is developing a broad pipeline of potentially best-in-class oncology candidates, all internally discovered, which include ZN-c3, a Wee1 inhibitor for advanced solid tumors, ZN-d5, a BCL-2 inhibitor for hematologic malignancies and related disorders and a heterobifunctional degrader of BCL-xL for solid and hematological malignancies. The Company has licensed ZN-c3, ZN-d5 and ZN-c5 to its joint venture, Zentera Therapeutics, Ltd. to develop and commercialize these candidates in China. Zentalis has operations in both New York and San Diego.
For more information, please visit www.zentalis.com. Follow Zentalis on Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation statements regarding accelerating and advancing the clinical development of our product candidates; the impact of management and personnel changes on our business, operations and financial results; achieving the full potential of our product candidates; future updates on our trials and the timing thereof; discontinuing programs; and our cash runway. The terms “design,” “commitment,” “goal,"

Exhibit 99.1
“plan,” “potential,” “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our substantial dependence on the success of our lead product candidates; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; failure to identify additional product candidates and develop or commercialize marketable products; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; the COVID-19 pandemic has adversely impacted and may continue to adversely impact our business, including our preclinical studies and clinical trials; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.
ZENTALIS® and its associated logos are trademarks of Zentalis and/or its affiliates. All website addresses and other links in this press release are for information only and are not intended to be an active link or to incorporate any website or other information into this press release.

Exhibit 99.1
Investor Contact:
Alexandra Roy
Solebury Trout
aroy@soleburytrout.com
Media Contact:
Julia Deutsch
Solebury Trout
jdeutsch@soleburytrout.com

Exhibit 99.1
Zentalis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating Expenses
Research and development	$ 43,825	$ 44,770	$ 89,937	$ 83,164
General and administrative	19,636	10,362	31,403	22,315
Total operating expenses	63,461	55,132	121,340	105,479
Operating loss	(63,461)	(55,132)	(121,340)	(105,479)
Other Income (Expense)
Investment and other income, net	424	115	850	214
Net loss before income taxes	(63,037)	(55,017)	(120,490)	(105,265)
Income tax expense	17	45	50	241
Loss on equity method investment	5,338	—	7,089	—
Net loss	(68,392)	(55,062)	(127,629)	(105,506)
Net loss attributable to noncontrolling interests	(35)	(488)	(195)	(1,031)
Net loss attributable to Zentalis	$ (68,357)	$ (54,574)	$ (127,434)	$ (104,475)
Net loss per common share outstanding, basic and diluted	$ (1.34)	$ (1.34)	$ (2.64)	$ (2.58)
Common shares used in computing net loss per share, basic and diluted	51,117	40,738	48,197	40,549

Exhibit 99.1

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data
(Unaudited)
(In thousands)

	As of June 30,	As of December 31,
	2022	2021
Cash, cash equivalents and marketable securities	$ 455,221	$ 339,887
Working capital (1)	418,990	306,826
Total assets	567,856	454,507
Total liabilities	95,033	90,025
Total Zentalis equity	472,823	364,482

(1) The Company defines working capital as current assets less current liabilities.